Exhibit 21.1

KNIGHT TRANSPORTATION, INC.
SUBSIDIARIES

1.	Knight Refrigerated, LLC, an Arizona limited liability company

2.	Knight Logistics LLC, an Arizona limited liability company

3.	Knight Transportation Services, Inc., an Arizona corporation

4.	Knight Truck & Trailer Sales, LLC, an Arizona limited liability company

5.	Quad-K, LLC, an Arizona limited liability company

6.	Knight Management Services, Inc., an Arizona corporation

7.	Squire Transportation, LLC, an Arizona limited liability company

8.	Knight Capital Growth, LLC, an Arizona limited liability company

9.	Knight Port Services, LLC, an Arizona limited liability company

10.	Kold Trans LLC, an Arizona limited liability company

11.	Barr-Nunn Transportation, Inc., an Iowa corporation

12.	Barr-Nunn Logistics, Inc., an Iowa corporation

13.	Sturgeon Equipment, Inc., an Iowa corporation

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